Exhibit (d)(3)
BUILDERS FIRSTSOURCE, INC.
2005 EQUITY INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT
     THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”), dated as of                     , is made by and between Builders FirstSource, Inc., a Delaware corporation (the “Company”), and Floyd F. Sherman (the “Optionee”).
     WHEREAS, the Company has adopted the Builders FirstSource Inc., 2005 Equity Incentive Plan (as amended from time to time, the “Plan”), pursuant to which options may be granted to purchase Stock;
     WHEREAS, the Company desires to grant to the Optionee a non-qualified stock option (or “NQSO”) to purchase the number of shares of Stock provided for herein;
     NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:
Section 1. Grant of Option
     (a) Grant of Option. The Company hereby grants to the Optionee an Option to purchase                      shares of Stock on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Option is not intended to be treated, and shall not be construed, as an ISO.
     (b) Incorporation of Plan. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Optionee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.
Section 2. Terms and Conditions of Option
     (a) Exercise Price. The price at which the Optionee shall be entitled to purchase shares of Stock upon the exercise of all or any portion of the Option shall be $                     per share.
     (b) Expiration Date. The Option shall expire at the close of business on the tenth anniversary of the date of this Agreement.

     (c) Exercisability of Option. Subject to the other terms of this Agreement regarding the exercisability of the Option, the Option shall become exercisable as of the dates set forth below for the cumulative percentages of shares of Stock set forth below, provided the Optionee is employed by the Company or an Affiliate as of each such date:

Date	Percentage of Shares

The Board may, but shall not be required to, provide at any time for the acceleration of the schedule set forth above.
     (d) Method of Exercise. The Option may be exercised only by written notice in such form as the Company may adopt from time to time, delivered in person or by mail in accordance with Section 3(a) and accompanied by payment therefor or pursuant to such other procedure as the Company may adopt from time to time The purchase price of the shares of Stock shall be paid to the Company (i) in cash or its equivalent, (ii) if outside of a period in which Company policy prohibits the Optionee from trading in the Company’s securities (a “Blackout Period”), by tendering to the Company shares of Stock already owned by the Optionee that have been held by the Optionee for no less than six months following the date of their purchase and have a total Fair Market Value less than or equal to the aggregate exercise price, (iii) if outside a Blackout Period, to the extent permitted by law, by a “broker cashless exercise” procedure approved by the Board, or (iv) by a combination of the foregoing methods. If requested by the Board, the Optionee shall deliver this Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. A minimum of 100 shares of Stock must be purchased upon the exercise of the Option unless a lesser number of shares of Stock so purchased constitute the total number of shares of Stock then purchasable under the Option.
     (e) Exercise Following Cessation of Service. Subject to Section 2(g), (i) on the date that the Optionee ceases to be employed by the Company or an Affiliate (the “Employment Termination Date”), that portion of the Option that is not then exercisable shall immediately terminate and (ii) that portion of the Option that is exercisable on the Employment Termination Date shall remain exercisable and shall terminate as follows:
     (i) If the Optionee’s Termination of Service (as defined below) is due to his death or disability, as determined by the Board, the Option (to the extent exercisable on the Employment Termination Date) shall be exercisable for a period of six months following Termination of Service, and shall thereafter terminate;
     (ii) If the Optionee’s Termination of Service is effected by the Company or an Affiliate for Cause (as defined below), the Option shall terminate on the date of the Optionee’s Termination of Service;

     (iii) If the Optionee voluntarily effects his Termination of Service, the Option (to the extent exercisable on the Employment Termination Date) shall be exercisable for a period of 60 days following such Termination of Service, and shall thereafter terminate; and
     (iv) If the Optionee’s Termination of Service is for any other reason, the Option (to the extent exercisable on the Employment Termination Date) shall be exercisable for a period of 60 days following such Termination of Service, and shall thereafter terminate.
For purposes of this Agreement, “Termination of Service” shall mean the later of (i) the Employment Termination Date or (ii) termination of Optionee’s service as a director of the Company.
For purposes of this Agreement, “Cause” means (i) any act of fraud, gross negligence, or dishonesty in the performance of the Optionee’s duties or the willful failure by the Optionee to perform Optionee’s duties; (ii) engaging in any action with the intention of causing harm or damage to any of the Company’s operations; (iii) conviction of a felony; or (iv) obtaining personal gain from a transaction in which the Optionee has a conflict of interest with the Company.
Notwithstanding the foregoing, no provision in this Section 2(e) shall extend the exercise period of an Option beyond its original term set forth in Section 2(b).
     (f) Nontransferability. The Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution.
     (g) Rights as a Stockholder. The Optionee shall not be deemed for any purpose to be the owner of any shares of Stock subject to the Option unless, until and to the extent that (i) the Option shall have been exercised pursuant to its terms, (ii) the Company shall have issued and delivered to the Optionee the shares of Stock for which the Option shall have been exercised, and (iii) the Optionee’s name shall have been entered as a stockholder of record with respect to such shares of Stock on the books of the Company.
     (h) Income Taxes. The Company may, in its discretion, require that the Optionee pay to the Company at or after (as determined by the Board) the time of exercise of any portion of the Option any such additional amount as the Company deems necessary to satisfy its liability to withhold federal, state or local income tax or any other taxes incurred by reason of the exercise or the transfer of shares of Stock thereupon. Such taxes may be paid to the Company (i) in cash or its equivalent, (ii) if outside of a Blackout Period, by tendering to the Company shares of Stock already owned by the Optionee having a Fair Market Value less than or equal to the amount of such taxes, (iii) if outside a Blackout Period, by electing to have the Company withhold a portion of the shares of Stock to be received upon exercise of such Option having a Fair Market Value less than or equal to the amount of such taxes, (iv) if outside a Blackout Period, to the extent permitted by law, by a “broker cashless exercise” procedure approved by the Board, or (v) by a combination of the foregoing methods.

     (i) Change in Control. For purposes of this Agreement, the Change in Control definition in Section 2(d)(i)-(iv) of the Plan is replaced with the following:
     “Change in Control” means the occurrence of any of the following:
     (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;
     (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;
     (iii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in clause (i) above) other than a Principal or a Related Party of a Principal, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or
     (iv) after an Initial Public Offering, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election to the Board or whose nomination for election was approved by a vote of a majority of the members of the Board, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board.
     (j) For purposes of this Agreement, the definition of “Principal” means
(i)	Building Products, LLC, a Delaware limited liability company,

(ii)	JLL Partners, Inc., a Delaware corporation,

(iii)	Warburg Pincus, LLC, a New York limited liability company,
     and their respective Affiliates.
Section 3. Miscellaneous
     (a) Notices. Any notice by the Optionee to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the General Counsel of the Company at its principal offices. Any notice by the Company to the Optionee shall be in writing and shall deemed duly given if mailed or sent by overnight service to the Optionee at the address last specified to the Company by the Optionee, Optionee’s residence or Optionee’s address appearing on the books of the Company.
     (b) No Right to Continued Employment. Nothing in the Plan or in this Agreement shall confer upon the Optionee any right to continue in the employ of the Company or any Affiliate or shall interfere with or restrict in any way the right of the Company and its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Optionee at any time for any reason whatsoever, with or without Cause.
     (c) Bound by Plan and Company Policy. By signing this Agreement, the Optionee (i) acknowledges that Optionee has received a copy of the Plan and has had an opportunity to review the Plan, (ii) agrees to be bound by all the terms and provisions of the Plan and (iii) agrees not to sell any Stock received upon exercise of an Option at a time when any law, rule, regulation or Company policy prohibits a sale.
     (d) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Optionee and the beneficiaries, executors, administrators, heirs and successors of the Optionee.
     (e) Validity/Invalidity. The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.
     (f) Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.
     (g) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.
     (h) Governing Law. This Agreement and the rights of the Optionee hereunder shall be construed and determined in accordance with the laws of the State of Delaware other than the conflicts of law provisions thereof.
     (i) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
     (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     (k) Confidentiality. By signing this Agreement, Optionee agrees to keep confidential and not to disclose to any person or entity information concerning the Company’s option program, the number of Options covered by this Agreement or any transactions between the Optionee and the Company pursuant to this Agreement, except as required by applicable law.
     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto on the                      day of

BUILDERS FIRSTSOURCE, INC.

By:

Donald F. McAleenan
Its:	Sr. Vice President

By:

Printed Name: Floyd F. Sherman

Address: